                                                                    Exhibit 99.1

January 22, 2002

Investors may contact:
Kevin Stitt, Bank of America, 704.386.5667
Lee McEntire, Bank of America, 704.388.6780

Media may contact:
Eloise Hale, Bank of America, 704.387.0013 eloise.hale@bankofamerica.com


        Bank of America reports 51 percent increase in fourth quarter EPS 2001 operating earnings increase to $8.04 billion, or $4.95 per share

CHARLOTTE - Bank of America Corporation today reported fourth quarter earnings of $2.06 billion, or $1.28 per share (diluted), a 51 percent increase in earnings per share from $1.39 billion, or $0.85 per share, a year ago. The return on common equity was 16.7 percent.

For the full year, Bank of America reported operating earnings of $8.04 billion, or $4.95 per share (diluted), which excludes the charges incurred to exit the auto leasing and subprime real estate lending businesses. A year earlier, the company reported operating earnings of $7.86 billion, or $4.72 per share. Net income for 2001 was $6.79 billion, or $4.18 per share, compared to net income of $7.52 billion, or $4.52 per share a year ago.

"The revenue and earnings momentum we experienced in the first nine months of the year continued into the fourth quarter as our work to attract, retain and deepen customer relationships takes hold," said Kenneth D. Lewis, chairman and chief executive officer. "Our three major business lines -- Consumer and Commercial Banking, Asset Management and Global Corporate and Investment Banking -- in total increased their revenue by 8 percent last year, which is within our long-term target range. This was a considerable achievement, considering economic conditions, and speaks to the power of our franchise, the effectiveness of our strategy and the ingenuity and enthusiasm of our people. Their achievement allowed us to overcome significantly higher credit costs plus much lower equity market-related revenues and still increase operating earnings for the year.

"In addition to growing earnings, we ended the year with stronger reserves and capital, positioning us well for continued weak economic conditions," Lewis continued. "Our strong cash flow coupled with the cost savings generated from our company-wide quality and productivity initiatives allows us to continue to make critical investments that we believe will position us for even stronger earnings growth when the economy recovers."

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Page 2

Fourth quarter highlights (compared to a year ago)
--------------------------------------------------

     o Investment banking income grew 29 percent, led by strong fixed-income originations as well as increases in equity products and advisory services.

     o Trading account profits and investment and brokerage service fees grew 14 percent and 11 percent, respectively.

     o   Mortgage banking income grew 15 percent.

     o Corporate and consumer service charges grew 9 percent due to higher business volumes and higher fees paid in a lower rate environment.

     o   Card fee income rose 6 percent, driven by increased purchase volume.

     o Average customer deposits grew 8 percent to $317 billion, promoted by a pricing strategy adopted by the company to attract new customers and deepen existing customer relationships. Core deposit levels exceeded loans, which lowered the company's cost of funding its balance sheet.

     o Balance sheet reduction efforts, part of the company's strategy to shed lower yielding assets, continued to drive down asset levels. Total period-end assets were $622 billion, down 3 percent from last year.

     o The Tier 1 Capital Ratio rose 80 basis points to 8.30 percent, the highest level in the company's history. This was driven primarily by the reduction of risk weighted assets.

Revenue
-------

Revenue grew 10 percent to $8.90 billion from the previous year.

Fully taxable-equivalent net interest income rose 16 percent to $5.50 billion. The company continued to benefit from falling interest rates and a steepened yield curve. Benefits also were achieved from trading activities and higher deposit levels. These factors resulted in a 74 basis-point improvement in the net interest yield to 3.95 percent.

Noninterest income increased by 2 percent to $3.40 billion, driven by growth in investment banking income and increases in consumer-based fees, from products like credit cards and mortgages.

In connection with its interest rate risk management strategy, the company realized $393 million in securities gains.

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Page 3

Efficiency
----------

Noninterest expense increased 15 percent to $5.32 billion from the prior year. Litigation and severance charges, which together totaled approximately $480 million, were a major factor in the increase. The company expects these charges to be non-recurring. Excluding these items, expenses were up 4 percent and the efficiency ratio improved nearly 300 basis points to 54.36 percent from a year ago.

Credit quality
--------------

Credit quality continued to decline in the wake of the U.S. recession.

o Provision for credit losses exceeded net charge-offs by $207 million in the fourth quarter, as the company added to the loan loss reserve in light of economic uncertainty. Provision was $1.4 billion compared to $1.2 billion a year earlier.

o Net charge-offs were $1.2 billion, or 1.42 percent of loans and leases, up from $1.1 billion, or 1.07 percent, a year ago. Commercial charge-offs increased $50 million from a year ago, including those associated with Enron Corporation which are described below. An increase in consumer bankcard outstandings and personal bankruptcy filings along with the steep rise in unemployment contributed to a $69 million increase in consumer charge-offs from a year earlier.

o The company incurred $231 million in losses associated with its credit exposure to Enron, including $210 million in loan charge-offs and $21 million in writedowns of securities related to a collateralized-loan obligation (CLO). Most of the charge-offs involved the company's unsecured loans. Total remaining credit exposure to Enron at Dec. 31, 2001 was $272 million, comprised of $226 million in nonperforming loans, of which $42 million were unsecured, and $46 million in other exposure, mostly undrawn letters of credit.

o Nonperforming assets were $4.9 billion, or 1.49 percent of loans, leases and foreclosed properties at Dec. 31, 2001, down from $5.5 billion, or 1.39 percent, a year earlier. The decrease in nonperforming assets from a year ago is due to the company's exit from the subprime real estate business and its aggressive program to shed problem credits.

o At December 31, 2001, the allowance for credit losses totaled $6.9 billion, equal to 2.09 percent of loans and leases, up from 1.74 percent a year ago. The allowance for credit losses represented 153 percent of nonperforming loans, up from 131 percent a year ago.

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Capital management
------------------

Total shareholders' equity was $48.5 billion at December 31, 2001. That was up 2 percent from 12 months earlier and represented 7.80 percent of period-end assets of $622 billion. The Tier 1 Capital Ratio rose 80 basis points from December 31, 2000 to 8.30 percent.

During the quarter, Bank of America repurchased 28 million shares. For the year, 82 million shares were repurchased, representing an investment in Bank of America stock of $4.7 billion. In the fourth quarter, the company's Board of Directors authorized a new buyback program for up to 130 million shares to be repurchased over an 18-to-24 month timeframe.

Average (diluted) common shares outstanding were 1.60 billion in the fourth quarter, down 2 percent from 1.64 billion a year earlier.

Income taxes
------------

During the year, the company realigned operations that manage distressed assets to make them more effective. The establishment of this new unit and the disposal of distressed assets generated a $418 million tax benefit which resulted in a 17 percent tax rate for the company.

2001 full year summary:
-----------------------

Lewis commented that 2001 marked a turning point for the company. He said, "We realigned our business units to focus on our customers, replacing our old product and geography-based management structure. Our intense customer focus began to pay off during the year, reflected by the solid performance of our core customer businesses. We remain completely committed to the execution of this strategy in 2002."

Revenue

Revenue increased 5 percent to $35.0 billion.

Net interest income rose 11 percent to $20.6 billion. The company benefited from falling interest rates and a steepened yield curve during 2001, allowing it to shed lower yielding assets. Benefits from trading related activities and higher deposit and equity levels contributed to a 48 basis-point improvement in the net interest yield to 3.68 percent.

Noninterest income declined by 2 percent to $14.3 billion. Solid growth of 9 percent in consumer-based fee income, from products like credit cards and mortgages, was unable to offset a sharp decline in Equity Investments revenue due to the economic downturn.

Efficiency

Noninterest expense increased 7 percent to $19.4 billion over the prior year, excluding the cost of exiting the subprime real estate and auto leasing businesses.

Growth in expenses during 2001 was driven primarily by charges for litigation and severance in the fourth quarter. Other drivers of expenses were increases in marketing related to the company's advertising campaign, higher incentive payments and professional fees.

Credit quality

Provision expense rose 69 percent to $4.3 billion. Provision included $395 million related to the exit of the subprime lending business.

Net charge-offs totaled $4.2 billion, or 1.16 percent of loans and leases, compared to $2.4 billion, or 0.61 percent of loans and leases, in 2000. The progressive decline in the economy primarily accounted for the significant rise in charge-offs compared to the prior year. 2001 net charge-offs included $635 million related to the exit of the subprime lending business.

Excluding charge-offs related to the exit of the subprime lending business, commercial charge-offs comprised the majority of the increase in 2001 loan losses. These were primarily concentrated in the domestic portfolio.

Consumer and Commercial Banking
-------------------------------

Consumer and Commercial Banking (CCB) earned $4.84 billion in 2001, up 6 percent from a year ago, despite higher credit costs. Total revenues grew 7 percent while expenses increased 3 percent. Return on equity was 25.1 percent and Shareholder Value Added (SVA) grew $335 million to $3.17 billion.

For the full year, net interest income increased 6 percent to $13.36 billion, driven by both loan and deposit growth. Managed loans grew 6 percent, led by consumer loan growth of 15 percent, primarily in residential first mortgage, home equity and bankcard.

Average customer deposits grew 4 percent, as the company's pricing strategy began to attract more customer assets. Consumer deposit growth continued to be led by higher balances in money market savings accounts. This growth was partially offset by declining balances in CDs and savings accounts.

Noninterest income was up 9 percent, driven by consumer service charges, card fee income and mortgage banking results. Core products like mortgages and cards helped the company deepen both new and existing customer relationships.

Global Corporate and Investment Banking
---------------------------------------

Global Corporate and Investment Banking (GCIB) earned $1.88 billion, 7 percent more than last year despite a $524 million increase in provision expense. Revenue increased 13 percent to $9.23 billion. Expenses rose 7 percent primarily due to higher market related incentives. Return on equity was 16.4 percent and SVA grew $308 million to $644 million.

Net interest income was up 23 percent to $4.59 billion from a year ago, primarily driven by trading related activities. Total trading-related revenue in GCIB, which includes trading-related net interest income and trading fees, was $3.38 billion, up 22 percent from gains in fixed-income and interest rate contract trading. Investment and brokerage fees were up 36 percent, as a result of higher equity and stock commissions from increased customer flow.

Investment banking income increased 4 percent to $1.58 billion from last year. The demand for fixed-income originations offset the weaker demand for equity products. In deepening relationships with key corporate clients and increasing its investment-banking business, Banc of America Securities improved its market share of lead-managed underwriting mandates in 2001 in every major category of capital-raising transaction: common stock, high-grade debt, high-yield debt, and asset-backed and mortgage-backed securitizations.

Asset Management
----------------

Asset Management earnings were $521 million, 12 percent below last year's results due to higher credit costs and expenses as the company continued to make critical investments in this growth business. Revenue of $2.47 billion remained essentially unchanged while return on equity was 23.6 percent. SVA decreased $109 million to $312 million.

Assets under management grew 13 percent, or $36 billion to $314 billion, despite the impact of lower stock valuations. This increase was driven by the growth in the Nations Funds family of mutual funds and the addition of Marsico Funds.

Equity Investments
------------------

Equity Investments reported a loss of $94 million, compared to earnings of $461 million a year ago. The loss was due to portfolio impairments in Principal Investing of $335 million, of which $245 million occurred in the fourth quarter, and lower cash gains.

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Page 7

One of the world's leading financial services companies, Bank of America is committed to making banking work for customers like it never has before. Through innovative technologies and the ingenuity of its people, Bank of America provides individuals, small businesses and commercial, corporate and institutional clients across the United States and around the world new and better ways to manage their financial lives.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges. The company's Web site is www.bankofamerica.com. News, speeches and other corporate information can be found at
www.bankofamerica.com/newsroom.
------------------------------

Additional financial tables are available at www.bankofamerica.com/investor.

NOTE: James H. Hance Jr., vice chairman and chief financial officer, will discuss fourth quarter and full year results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a Webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor.

Forward Looking Statements
--------------------------

This press release contains forward-looking statements, including without limitation, the Corporation's financial conditions, results of operations and earnings outlook. These forward-looking statements involve certain risks and uncertainties. Actual conditions, results and earnings may differ materially from those contemplated by such forward-looking statements. Factors that could cause this difference include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) costs or difficulties related to the integration of acquisitions are greater than expected; 4) general economic conditions, internationally, nationally or in the states in which the company does business, including the impact of the events of September 11, 2001 and the energy crisis, are less favorable than expected; 5) changes in the interest rate environment reduce interest margins and affect funding sources; 6) changes in market rates and prices may adversely affect the value of financial products; 7) legislation or regulatory requirements or changes may adversely affect the businesses in which the company is engaged; 8) litigation liabilities, including without limitation, costs, expenses, settlements and judgements, that may adversely affect the Corporation or its businesses; and 9) decisions to downsize, sell or close units or otherwise change the business mix of the company. For further information, please refer to the Bank of America reports filed with the SEC.

Bank of America
                                                                            Three months                     Twelve months
                                                                          Ended December 31                Ended December 31
                                                                       -----------------------           ----------------------
                                                                        2001             2000            2001              2000
                                                                      --------         -------         --------          --------

(Dollars in millions, except per share data; shares in thousands)

Financial Summary - operating basis (1)
---------------------------------------
Operating earnings ............................................            $2,057           $1,385           $8,042          $7,863
Operating earnings per common share ...........................              1.31             0.85             5.04            4.77
Diluted operating earnings per common share ...................              1.28             0.85             4.95            4.72

Cash basis earnings(2) ........................................             2,270            1,599            8,920           8,727
Cash basis earnings per common share ..........................              1.45             0.98             5.59            5.30
Cash basis diluted earnings per common share ..................              1.42             0.98             5.49            5.24
Dividends per common share ....................................              0.60             0.56             2.28            2.06
Closing market price per common share .........................             62.95            45.88            62.95           45.88
Average common shares issued and outstanding ..................         1,570,083        1,623,721        1,594,957       1,646,398
Average diluted common shares issued and outstanding ..........         1,602,886        1,638,863        1,625,654       1,664,929

Summary  Income Statement - operating basis (1)
-----------------------------------------------
(Taxable-equivalent basis)
Net interest income ...........................................            $5,505           $4,758          $20,633         $18,671
Noninterest income ............................................             3,398            3,328           14,348          14,582
                                                                       -----------      -----------    ------------     -----------
Total revenue .................................................             8,903            8,086           34,981          33,253
Provision for credit losses ...................................            (1,401)          (1,210)          (3,892)         (2,535)
Gains on sales of securities ..................................               393                2              475              25
Other noninterest expense .....................................            (5,324)          (4,637)         (19,404)        (18,083)
                                                                       -----------      -----------    ------------     -----------
Operating income before income taxes                                        2,571            2,241           12,160          12,660
Income taxes - including taxable-equivalent basis adjustment ..               514              856            4,118           4,797
Operating net income                                                       $2,057           $1,385           $8,042          $7,863
                                                                       -----------      -----------    ------------     -----------
Summary Average Balance Sheet
----------------------------
Loans and leases ..............................................          $333,354         $399,549         $365,447        $392,622
Managed loans and leases(3) ...................................           345,349          364,615          378,680         379,851
Securities ....................................................            71,454           79,501           60,372          84,211
Earning assets ................................................           555,205          590,728          560,316         583,467
Total assets ..................................................           651,797          677,458          649,547         671,573
Deposits ......................................................           368,171          357,554          362,653         353,294
Shareholders' equity ..........................................            48,916           47,639           48,678          47,132
Common shareholders' equity ...................................            48,850           47,565           48,609          47,057

Performance Indices - operating basis (1)
-----------------------------------------
Return on average assets ......................................              1.25%            0.81%            1.24%           1.17%
Return on average common shareholders' equity .................             16.70            11.57            16.53           16.70
Efficiency ratio                                                            59.80            57.35            55.47           54.38

Cash basis return on average assets(2) ........................              1.38             0.94             1.37            1.30
Cash basis return on average common shareholders' equity(2) ...             18.43            13.36            18.34           18.54
Cash basis efficiency ratio(2)                                              57.40            54.70            52.96           51.78

Net interest yield ............................................              3.95             3.21             3.68            3.20
Shareholder value added .......................................              $793             $164           $3,087          $3,081

Credit Quality
--------------
Net charge-offs(4) ............................................            $1,194           $1,075           $4,244          $2,400
  % of average loans and leases ...............................              1.42%            1.07%            1.16%           0.61%
Managed bankcard net charge-offs as a % of average
  managed bankcard receivables ................................              4.90             4.32             4.76            4.66

As Reported
-----------
Net Income ....................................................            $2,057           $1,385           $6,792          $7,517
Earnings per common share .....................................              1.31             0.85             4.26            4.56
Diluted earnings per common share .............................              1.28             0.85             4.18            4.52
Return on average common shareholders' equity .................             16.70%           11.57%           13.96%          15.96%


(1) Operating basis excludes provision for credit losses of $395 million and noninterest expense of $1.3 billion related to the exit of certain consumer finance businesses in the third quarter of 2001 and restructuring charges of $550 million in the third quarter of 2000.
(2) Cash basis calculations exclude goodwill and other intangible amortization expense.
(3) Prior periods have been restated for comparability (e.g.
acquisitions, divestitures, sales and securitizations).
(4) Net charge-offs includes $635 million related to the exit of certain consumer finance businesses in the third quarter of 2001. Excluding these charge-offs, the net charge-off ratio for 2001 would be 0.99%.


                                                                                    December 31
                                                                          -----------------------------
                                                                              2001              2000
                                                                          -----------        ----------

(Dollars in millions, except per share data; shares in thousands)

Balance Sheet Highlights
------------------------
Loans and leases ...... ..........................................      $   329,153        $   392,193
Securities ...... ................................................           85,499             65,838
Earning assets ...... ............................................          517,650            549,736
Total assets ...... ..............................................          621,764            642,191
Deposits ...... ..................................................          373,495            364,244
Shareholders' equity ...... ......................................           48,520             47,628
Common shareholders' equity ...... ...............................           48,455             47,556
Per share ...... .................................................            31.07              29.47

Total equity to assets ratio (period end) ...... .................             7.80 %             7.42 %

Risk-based capital ratios:
Tier 1 ...... ....................................................             8.30               7.50
Total ...... .....................................................            12.67              11.04

Leverage ratio ...... ............................................             6.56               6.12

Period-end common shares issued and outstanding ...... ...........        1,559,297          1,613,632

Allowance for credit losses ...... ...............................      $     6,875        $     6,838
Allowance for credit losses as a % of loans and leases ...... ....             2.09 %             1.74 %
Allowance for credit losses as a % of nonperforming loans ...... .              153                131
Nonperforming loans ......                                              $     4,506        $     5,208
Nonperforming assets(5) ..........................................            4,908              5,457
Nonperforming assets as a % of:
Total assets ...... ..............................................              .79 %              .85 %
Loans, leases and foreclosed properties ...... ...................             1.49               1.39
Nonperforming loans as a % of loans and leases ...... ............             1.37               1.33

Other Data

Full-time equivalent employees ...... ............................          142,670            142,724
Number of banking centers ...... .................................            4,268              4,390
Number of ATM's ...... ...........................................           13,136             12,921



BUSINESS SEGMENT RESULTS - Operating Basis (1)
Twelve months ended December 31, 2001

                                                                                   Operating  Avg Loans   Return on
                                                                     Total Revenue  Earnings  and Leases    Equity
                                                                     -------------  --------  ----------   ---------


Consumer and Commercial Banking ............. ....................      $    21,372   $  4,842    $181,900     25.1 %
Asset Management ............................ ....................            2,474        521      24,381     23.6
Global Corporate and Investment Banking                                       9,231      1,879      80,739     16.4
Equity Investments .......................... ....................               32        (94)        476     (4.0)
Corporate Other ............................. ....................            1,872        894      77,951     n/m


n/m = not meaningful

(5) In the third quarter of 2001, $1.2 billion of nonperforming subprime real estate loans were transferred to loans held for sale as a result of the exit of certain consumer finance businesses.